As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

General Dynamics Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-1673581
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11011 Sunset Hills Road

Reston, Virginia 20190

(703) 876-3000

(Address of Principal Executive Offices, Zip Code)

General Dynamics Corporation 401(k) Plan 3.0

General Dynamics Corporation 401(k) Plan 6.0

General Dynamics Corporation 401(k) QACA Plan

General Dynamics Corporation 401(k) Plan for Represented Employees

(Full title of the plan)

Gregory S. Gallopoulos, Esq.

Senior Vice President, General Counsel and Secretary

11011 Sunset Hills Road

Reston, Virginia 20190

(703) 876-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gina Hancock

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by General Dynamics Corporation, a Delaware corporation (the “Registrant”) to register 10,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”) and an indeterminate amount of plan interests, to be offered and sold under the General Dynamics Corporation 401(k) Plan 3.0 (the “3.0 Plan”), the General Dynamics Corporation 401(k) Plan 6.0 (the “6.0 Plan”), the General Dynamics Corporation 401(k) QACA Plan (the “QACA Plan”), and the General Dynamics Corporation 401(k) Plan for Represented Employees (the “Represented Employees Plan” and, together with the 3.0 Plan, the 6.0 Plan, and the QACA Plan, collectively, the “Plans”), the assets of each of which are held for investment through the General Dynamics Corporation 401(k) Plan Master Trust.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 5, 2026;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2026;

(d)

The description of the Common Stock contained in Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, together with any amendment or report filed with the Commission for the purpose of updating such description; and

(e)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2025 filed by (i) the 3.0 Plan, (ii) the 6.0 Plan, (iii) the QACA Plan, and (iv) the Represented Employees Plan.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the Plans is given by Gregory S. Gallopoulos, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Gallopoulos is an officer of the Registrant and a director and/or officer of certain of its subsidiaries and beneficially owns shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In an action or suit by or in the right of a corporation (i.e., a derivative action or suit), a Delaware corporation is permitted to indemnify its directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses.

Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Registrant’s Restated Certificate of Incorporation, as amended, provides that it will indemnify its current and former directors and officers from and against all liabilities and reasonable expenses that they incur in connection with or resulting from any claim, action, suit or proceeding to the extent that indemnification is not inconsistent with Delaware law. The Registrant’s Restated Certificate of Incorporation, as amended, defines “claim, action, suit or proceeding” to include any claim, action, suit or proceeding (whether brought by or in the right of the Registrant or otherwise), whether civil, criminal, administrative or investigative, or threat thereof, in which a director or officer of the Registrant (or his or her heirs, executors or administrators) may become involved, as a party or otherwise, (a) by reason of his or her being or having been a director or officer of the Registrant or a member of any committee of the board of directors of the Registrant, (b) by reason of his or her acting or having acted in any capacity in a partnership, association, trust or other organization or entity where he or she served as such at the request of the Registrant or (c) by reason of any action taken or not taken by him or her in his or her capacity as such director, officer or member of such committee, whether or not he or she continues in such capacity at the time such liability or expense shall have been incurred or asserted. The Registrant also provides directors’ and officers’ liability insurance coverage for the acts and omissions of its directors and officers. In order to be entitled to indemnification under the provisions of the Restated Certificate of Incorporation, as amended, a director or officer of the Registrant either must be wholly successful with respect to the claim, action, suit or proceeding or must have acted in good faith in what he or she reasonably believed to be the best interests of the Registrant and in addition, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Prior to the final disposition of a claim, action, suit or proceeding, the Registrant may advance expenses incurred by a current or former director or officer if the director or officer provides the Registrant with an undertaking to repay the amount advanced if he or she is not entitled to indemnification after the final disposition.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL (which provides for liability of directors for unlawful dividends or unlawful stock repurchases or redemptions); (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation. The Registrant’s Restated Certificate of Incorporation, as amended, provides that a director or officer of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. The Registrant’s Restated Certificate of Incorporation, as amended, further provides that any amendment, modification or repeal of the provisions described in the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Registrant thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 7, 2004).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant dated as of May 8, 2023 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended July 2, 2023, filed with the Commission on July 26, 2023).

4.3	Amended and Restated Bylaws of General Dynamics Corporation (as amended effective August 7, 2024) (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 8, 2024).

4.4*	General Dynamics Corporation 401(k) Plan 3.0 (as amended).

4.5*	General Dynamics Corporation 401(k) Plan 6.0 (as amended).

4.6*	General Dynamics Corporation 401(k) QACA Plan (as amended).

4.7*	General Dynamics Corporation 401(k) Plan for Represented Employees (as amended).

5.1*	Opinion of Gregory S. Gallopoulos, Senior Vice President, General Counsel and Secretary.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Gregory S. Gallopoulos, Senior Vice President, General Counsel and Secretary (included in Exhibit 5.1).

24.1*	Power of Attorney.

107.1*	Filing Fee Table.

*	Filed herewith.

The Registrant hereby undertakes that it will submit or has submitted the Plans to the Internal Revenue Service in a timely manner at the time or times permitted by the Internal Revenue Service, and will make all changes required by the Internal Revenue Service in order to continue to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 1st day of July, 2026

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory S. Gallopoulos
Gregory S. Gallopoulos
Senior Vice President, General Counsel and Secretary

The Plans. Pursuant to the requirements of the Securities Act, the persons who administer the Plans have duly caused this Registration Statement to be signed on behalf of the Plans by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 1st day of July, 2026.

GENERAL DYNAMICS CORPORATION 401(K) PLAN 3.0

By:	/s/ Shane Berg
Shane Berg
Plan Administrator

GENERAL DYNAMICS CORPORATION 401(K) PLAN 6.0

By:	/s/ Shane Berg
Shane Berg
Plan Administrator

GENERAL DYNAMICS CORPORATION 401(K) QACA PLAN

By:	/s/ Shane Berg
Shane Berg
Plan Administrator

GENERAL DYNAMICS CORPORATION 401(K) PLAN FOR REPRESENTED EMPLOYEES

By:	/s/ Shane Berg
Shane Berg
Plan Administrator

SIGNATURES

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*Phebe N. Novakovic	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2026

/s/ Kimberly A. Kuryea Kimberly A. Kuryea	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	July 1, 2026

/s/ Dana O. Maisano Dana O. Maisano	Vice President and Controller (Principal Accounting Officer)	July 1, 2026

*Richard D. Clarke	Director	July 1, 2026

*Rudy F. deLeon	Director	July 1, 2026

*Cecil D. Haney	Director	July 1, 2026

*Charles W. Hooper	Director	July 1, 2026

*Mark M. Malcolm	Director	July 1, 2026

*C. Howard Nye	Director	July 1, 2026

*Catherine B. Reynolds	Director	July 1, 2026

*Laura J. Schumacher	Director	July 1, 2026

*Robert K. Steel	Director	July 1, 2026

*John G. Stratton	Director	July 1, 2026

*Peter A. Wall	Director	July 1, 2026

*By:	/s/ Gregory S. Gallopoulos
Gregory S. Gallopoulos
Attorney-in-Fact